Exhibit 5.1

September 17, 2018

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

We have acted as special counsel to International Flavors & Fragrances Inc., a New York corporation (the “Company”), in connection with the Company’s offering of (i) 12,667,947 shares (the “Shares”) of the Company’s common stock, par value $0.125, including 1,151,632 shares for which the option to purchase additional shares has been exercised in full, and (ii) 16,500,000 6.00% tangible equity units, including 1,500,000 tangible equity units for which the option to purchase additional tangible equity units has been exercised in full (the “Units”), each pursuant to a registration statement on Form S-3 (No. 333-209889), as amended as of its most recent effective date (September 12, 2018), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and (1) in the case of the Shares, the prospectus dated August 6, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto related to the Shares dated September 12, 2018 (the “Shares Prospectus Supplement” and the Base Prospectus as supplemented by the Shares Prospectus Supplement, the “Shares Prospectus”) and (2) in the case of the Units, the Base Prospectus as supplemented by the prospectus supplement thereto related to the Units dated September 12, 2018 (the “Units Prospectus Supplement” and the Base Prospectus as supplemented by the Units Prospectus Supplement, the “Units Prospectus”). The Units were issued under a purchase contract agreement dated as of the date hereof (the “Purchase Contract Agreement”) among the Company, U.S. Bank National Association, as purchase contract agent (the “Purchase Contract Agent”), and the Trustee (as defined below). Each Unit has a stated amount of $50 and is comprised of (a) a prepaid stock purchase contract (the “Purchase Contracts”) issued under the Purchase Contract Agreement and pursuant to which, on the settlement date determined pursuant to the terms of such Purchase Contract, the Company

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

International Flavors & Fragrances Inc., p. 2

will deliver to holders a number shares of the Company’s common stock, par value $0.125 per share (the “Unit Shares”), determined pursuant to the terms of such Purchase Contract and (b) a 3.79% Senior Amortizing Note due 2021 (the “Amortizing Notes” and, together with the Shares, the Units, the Purchase Contracts and the Unit Shares, the “Securities”) issued under an indenture dated as of March 2, 2016 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the third supplemental indenture thereto dated as of September 17, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Shares Prospectus;

(c)	the Units Prospectus;

(d)	an executed copy of the underwriting agreement related to the offering of the Shares dated September 12, 2018 between the Company and the several underwriters named in Schedule I thereto;

(e)	an executed copy of the underwriting agreement related to the offering of the Units dated September 12, 2018 between the Company and the several underwriters named in Schedule I thereto;

(f)	an executed copy of the Purchase Contract Agreement;

(g)	a facsimile copy of the Units in global form as executed by the Company and authenticated by the Purchase Contract Agent;

(h)	a facsimile copy of the Purchase Contracts in global form as executed by the Company and authenticated by the Purchase Contract Agent;

(i)	an executed copy of each of the Base Indenture and the Supplemental Indenture;

(j)	a facsimile copy of the Amortizing Notes in global form as executed by the Company and authenticated by the Trustee; and

(k)	copies of the Company’s Restated Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of New York and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

International Flavors & Fragrances Inc., p. 3

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Shares have been validly issued by the Company and are fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, nonassessable.

2. The Units are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Purchase Contract Agreement.

3. The Purchase Contracts issued are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Purchase Contract Agreement; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provisions in the Purchase Contracts or the Purchase Contract Agreement that require or relate to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The Unit Shares initially issuable upon the settlement of the Purchase Contracts at the maximum settlement rate provided for therein have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon settlement and, upon issuance thereof on settlement of the Purchase Contracts in accordance with the Purchase Contract Agreement and the terms of the Purchase Contracts at a settlement rate resulting in a purchase price at or in excess of the par value of such Unit Shares, will be validly issued, fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, nonassessable.

4. The Amortizing Notes issued are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In particular, we express no opinion as to the validity, binding effect or enforceability of any provision in the Amortizing Notes that purports to permit holders to collect the accelerated principal of the Amortizing Notes to the extent a portion of that accelerated principal is determined to constitute unearned interest.

International Flavors & Fragrances Inc., p. 4

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the use of our name in each of the Shares Prospectus Supplement and the Units Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the applicable Securities offered thereby and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 17, 2018. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner